Exhibit 10.2

March 13, 2007

CONFIDENTIAL

Mr. Adam Briggs
127 Lewis Lane
Fair Haven, NJ 07724

Re:	Certain Rights and Obligations Upon Termination of Employment

Dear Adam:

Reference is made to the Change-In-Control Agreement (the “Change-In-Control Agreement”) dated as of September 25, 2006 between you and Millennium Cell Inc. (the “Company”). Capitalized terms used and not defined in this letter have the meanings given to such terms in the Change-In-Control Agreement.

1. If, at any time prior to 2 years from the date of your relocation to Eatontown, NJ, your employment with the Company is terminated by the Company without Cause or terminated by you for Good Reason, you shall be entitled to the following:

(a)
General Entitlement. a lump sum payment (i) equal to any unpaid portion of your Base Salary through the date of termination, plus (ii) in lieu of any unused vacation as of the date of termination, in accordance with the Company’s vacation policy and applicable laws, plus (iii) of any annual or discretionary bonus earned but not yet paid to you for any calendar year prior to the year in which the termination occurs, plus (iv) subject to the terms and limitations of the particular compensation plan, of any deferred compensation under any incentive compensation plan of the Company or any deferred compensation agreement between you and the Company then in effect, plus (v) subject to the terms and conditions of the particular plan or arrangement, of any other compensation or benefits, including without limitation, long-term incentive compensation, benefits under equity grants and awards, and employee benefits under plans or arrangements that have vested through the date of termination or to which you are otherwise entitled to, in each case in accordance with the applicable terms of each such grant, award, plan or arrangement, plus (vi) for reimbursement of any business expenses incurred by you through the date of termination but not yet paid to you (in accordance with the Company’s existing policies).

(b)
Additional Entitlement. in addition to the compensation and benefits described in subparagraph (a) above: (i) payment of an amount equal to 1.5 times your Base Salary, at the rate in effect immediately before such termination, plus (ii) payment of an amount equal to 1.5 times the average of your annual bonuses for the three (3) years prior to the year in which such termination occurs (if no bonus was paid in any of the prior years, that year would be removed from the average calculation), plus (iii) continuing coverage under the life, disability, accident and health insurance programs for Company employees generally and under any supplemental programs covering you or the Company’s senior executives generally, as from time to time in effect (or, if such coverage is not permitted under such programs, payment of the costs for coverage under such programs), for the three year period from such termination or until you become eligible for substantially similar coverage under the employee benefit plans of a new employer, whichever occurs earlier, plus (iv) immediate and unconditional vesting of any unvested stock options and stock grants previously awarded to you and, for the one year period following such termination, the right to exercise any stock options held by you; provided, however, that any unvested “performance” stock options, stock grants, long term incentive awards or other similar awards shall not vest unless the applicable performance objectives have been achieved prior to the date of termination and any other requirements in relevant plan documents have been met. Payment of the amounts set forth in clauses (i) and (ii) of this subparagraph (b) shall be made by the Company to you as follows: (A) amounts due shall be paid in cash in equal monthly installments at the end of each month over the 18 months following the date of termination; provided, however, that in order to avoid the imposition of accelerated or additional taxes under Section 409A of the Code, any payments that would have been paid during the six month period following the date of termination shall be paid in a lump sum on the date that is six months following the date of termination. Your right to receive the payments and benefits described in this subparagraph (b) shall be conditioned on your execution and delivery of a written release of claims against the Company which may include covenants with respect to the treatment of confidential information, non disparagement and/or non competition, such covenants to be in a form and substance satisfactory to the Company in its sole discretion and your continued compliance with the requirements set forth in Paragraph 2.

2. Nonsolicitation of Employees. For a period of 1 year after the termination of your employment with the Company, you hereby agree that you will not directly or indirectly solicit any employee of the Company or any employee of any subsidiary of the Company to leave his or her employment.

3. If, at the time of enforcement of the restrictive covenants in paragraph 2, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, then the maximum duration, scope or geographic area reasonable under such circumstances shall automatically be substituted for the duration, scope or geographic area stated in such paragraph and the court shall be allowed and is hereby requested to revise the restrictions contained herein to cover the maximum duration, scope and geographic area permitted by law. The covenants contained in paragraph 2 are independent and severable from one another.

4. Change-In-Control Agreement. You acknowledge and agree that you will have no right to receive any of the payments or benefits described in this letter agreement in connection with a Change in Control. If and to the extent that you are entitled to receive any payments or benefits under the Change-In-Control Agreement, your rights will be governed exclusively by the Change-In-Control Agreement and this letter agreement will be of no force or effect. If and to the extent that there is any conflict or inconsistency between this letter agreement and the Change-In-Control Agreement, the Change-In-Control Agreement shall govern.

5. This letter agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law. The state and federal courts in the State of New York shall have exclusive jurisdiction over any claims arising under this letter agreement. This letter agreement shall be deemed an “option agreement” for purposes of the Company’s Amended and Restated 2000 Stock Option Plan

Please indicate your agreement to the terms hereof by signing in the space provided below.

MILLENNIUM CELL INC.

By:	/s/ H. David Ramm
Name: H. David Ramm
Title: Chief Executive Officer

Accepted and agreed to as of the date first above written:

/s/ Adam Briggs
ADAM BRIGGS